Verbal Agreement

Date: February 8th, 2016

Hereby the Director of Battlers Corp. Stepan Feodosiadi certify verbal intention to loan to Battlers Corp. in case if Battlers Corp. needs funds for its operation and paying obligations in the amount of fifty thousand (50,000) USA dollars. The loan amount does not have any interest and should be deemed as unsecure without repayment date.

Authorized signatures of Battlers Corp. and Stepan Feodosiadi:

/s/ Stepan Feodosiadi _____________